Summary Translation	Exhibit 4.73

 Pledge Contract

 ABC(2012)2002 13100220130061344

Pledgor : Shijie Kaiyuan Auto Trade Co., Ltd

Pledgee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date :October 30, 2013

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trade Co., Ltd., Party A (Pledgor) is willing to provide Real Estate pledge hereunder for Party B.

Maximum Amount: RMB 320,817,500